UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2007

                           TRI-CONTINENTAL CORPORATION
             (Exact name of Registrant as specified in its charter)

          Maryland                     811-00266                 13-5441850
(State or other jurisdiction   (Commission File Number)       (I.R.S. Employer
      of incorporation)                                      Identification No.)

                                100 Park Avenue,
                            New York, New York 10017
               (Address of principal executive offices, zip code)

Registrant's telephone number, including area code (212) 850-1864

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

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SECTION 7 - REGULATION FD DISCLOSURE

Item 7.01 Regulation FD Disclosure.

Registrant is furnishing as Exhibit 99.1 the attached Supplement dated April 12, 2007, to the Prospectus, dated May 1, 2006 for Tri-Continental Corporation.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

                     Supplement, dated April 12, 2007 to the
                          Prospectus, dated May 1, 2006

                                       for

                           TRI-CONTINENTAL CORPORATION
                               (the "Corporation")

This Supplement replaces and supersedes the Supplement, dated April 6, 2007, to the Corporation's Prospectus, dated May 1, 2006.

The Corporation will propose a distribution policy for the approval of stockholders at the Corporation's 2007 annual meeting of stockholders, currently scheduled to be held on May 30, 2007. The following discussion has been prepared to provide shareholders with important information concerning the proposed distribution policy.

The distribution policy provides that in each year the Corporation would distribute quarterly to holders of Common Stock a minimum amount per share equal to 2.75% of the net asset value attributable to a share of the Common Stock on the last business day of the preceding calendar quarter. These amounts (approximately 11% annually) would consist of distributions of income and either one or both of net realized capital gains and returns of capital (i.e., a repayment of a stockholder's investment). Persons who periodically receive distribution payments consisting of a return of capital may be under the impression that they are receiving net profits on their investment when they are not. Stockholders should read carefully any written disclosure provided pursuant to Section 19a and Rule 19a-1 of the 1940 Act, and should not assume that the source of any distributions from the Corporation under the proposed distribution policy is net profits of the Corporation.

Distributions under the distribution policy would be subject to applicable law and the Board's right to suspend, modify or terminate the distribution policy in the event the Board determines that such action would be in the best interests of the Corporation. In addition, distributions would be made only when, as and if authorized by the Board and declared by the Corporation and after paying dividends on the Preferred Stock and interest and required principal payments

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on borrowings,  if any. If approved by  stockholders,  the  distribution  policy would be implemented promptly.

If the distribution policy is approved, due to the restrictions of the 1940 Act, the policy will initially be a "level distribution policy" as opposed to a "managed distribution policy." As a "level distribution policy," the Corporation's distributions of net realized long-term capital gains will be limited to once or twice a year whereas under a "managed distribution policy," the Corporation would be permitted to regularly distribute net realized long-term capital gains. The Corporation intends to seek exemptive relief to enable it to operate the policy as a "managed distribution policy." There is no guarantee that the Corporation will be granted such relief.

Implementation of the distribution policy may adversely affect the Corporation's expense ratio, add to the record keeping requirements of holders of Common Stock and have adverse tax effects on holders of Common Stock if the Corporation has a net capital loss in any taxable year. In addition, the Corporation believes that some of its various plans will require revision or elimination due to an expected condition in its proposed application for exemptive relief from certain provisions of the 1940 Act in connection with the distribution policy. The
Corporation does not expect to be able to continue to offer stockholders the ability to purchase shares of Common Stock from the Corporation for cash (including pursuant to the Automatic Check Service) or with dividends received by stockholders from other corporations. The Corporation may also suspend the Systematic Withdrawal Plan. The Corporation may seek to make similar services available to stockholders through an independent plan agent. These changes may increase costs to stockholders that participate in such plans as they may pay higher fees and expenses to their brokers or an independent plan agent for effecting purchases and sales of Common Stock than they currently pay pursuant to the various plans.

You are advised to read the Corporation's proxy statement and any other relevant documents filed with the Securities and Exchange Commission, or SEC, when they become available. The final proxy statement will be mailed to stockholders of Tri-Continental Corporation as of the record date for the 2007 annual meeting, which was March 20, 2007. You may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Tri-Continental Corporation with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement when it becomes available, and Tri-Continental Corporation's other filings with the SEC may also be obtained by writing to: J. & W. Seligman & Co. Incorporated, 100 Park Avenue, New York, NY 10017, Attention: Investor Relations.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TRI-CONTINENTAL CORPORATION

Date:  April 12, 2007

                                        By: /s/ Joseph D'Alessandro
                                           -----------------------------
                                                Joseph D'Alessandro
                                                Assistant Secretary